Exhibit 10.4

TO: [Name]

August 15, 2007

2008-09-10

LONG TERM INCENTIVE (LTI) AWARD

UNDER PERFORMANCE BONUS PLAN

Dear                                         :

On August 15, 2007, the Human Resources and Compensation Committee of the Board of Directors (“Committee”) of Parker-Hannifin Corporation (“Company”) authorized a Long-Term Incentive (“LTI”) award (“Award”) to you under the Company’s Performance Bonus Plan (“Plan”). Payments made pursuant to the Plan qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986 and Section 1.162-27 of the Treasury Regulations. Your Award is in the target amount of                      (“Target Amount”) restricted shares of common stock of the Company (“Restricted Shares”), subject to the following terms and conditions:

1. Your payout under the Award (“Payout”) will be based on the Company’s performance in comparison to other companies in its peer group as listed on attached Exhibit A (“Peers”) for the performance measurements indicated below (“Performance Measures”) during fiscal years 2008, 2009 and 2010 (“Performance Period”). The Target Amount will be weighted (“Weighted Target”) for each Performance Measure as follows:

Performance Measure	Weight
Revenue Growth	20%
Earnings Per Share (EPS) Growth	40%
Return on Capital (ROC)	40%

Revenue Growth, EPS Growth and ROC of the Company and the Peers is calculated by reference to sales and income from continuing operations.

You will receive a payout of 100% of the Weighted Target for each Performance Measure if the Company ranks in the 50th percentile among the Peers in the applicable Performance Measure. Percentile rankings above or below the 50th percentile for the Performance Period among the Peers for any Performance Measure will result in a lesser or greater payout for each Weighted Target in accordance with the following table:

Percentile Ranking:	≤35	42.5	50	62.5	≥75

Payout %:	0	50	100	150	200

For each Performance Measure, the Company’s ranking must be above the 35th percentile among the Peers for the Performance Period in order to receive any payout for the applicable Weighted Target. The total Payout will be equal to the sum of the payouts earned under each of the Performance Measures.

Peers which do not publish stand-alone financial results for the entire Performance Period as a result of going private, acquisition, or any similar transaction will be removed from the list of Peers. Peers which merge during the Performance Period will remain as Peers only if they are the surviving entity of the merger. Any Peer which has publicly announced the need to restate its financial statements for any portion of the Performance Period, but has not yet published such restatement, will be excluded from the Peer comparisons for any Performance Metric in which its result is better than the Company’s result. Any Peer which has not published financial statements for the entire Performance Period due to the publicly announced need to restate its financial statements will be removed from the list of Peers.

2. The Payout earned under the Award will be paid after the end of the Performance Period.

3. If you retire (at or after age 60, or earlier with the consent of the Committee), die or become disabled during the Performance Period, you will be entitled to receive a portion of the Payout in proportion to the number of full calendar quarters worked in an eligible position during the Performance Period. Termination of employment for any other reason during the Performance Period will result in full forfeiture of your Award.

4. Except as provided below, if you are actively employed by the Company at the time of the Payout, you will receive the Payout in the form of Restricted Shares. The Restricted Shares will be subject to the terms and conditions imposed by the Committee at the time of issuance.

5. You may elect, in accordance with rules established by the Company, to receive your Payout in the form of a credit to your Executive Deferral Plan (“EDP”) account. If such an election is timely made, you will receive your Payout in the form of a credit to your EDP account as of July 1, 2010 in a dollar amount equal to the number of Restricted Shares earned under the Award multiplied by the closing price of the Company’s common stock on the New York Stock Exchange on June 30, 2010 (“Cash Equivalent”).

6. If you are not an active employee of the Company at the time of the Payout, it will be made in the form of cash equal to the Cash Equivalent, except where you have made a timely EDP election as provided in Section 5.

7. In the event of a “Change in Control of the Company” (as defined in the Company’s Change in Control Severance Agreements, and subject to good faith application of the requirements of Section 409A of the Internal Revenue Code), you will receive a cash payout under the Award within fifteen (15) days following the date of the Change in Control equal to the greater of (a) amount equal to (i) the Target Amount of Restricted Shares multiplied by (ii) the Stock Price (as defined below); or (b) the amount equal to (i) what your Payout in Restricted Shares would have been had the Company’s percentile ranking among the Peers for each of the Performance Measures during the Performance Period through the end of the fiscal quarter immediately preceding the date of the Change in Control continued throughout the Performance Period at the same level, multiplied by (ii) the Stock Price. “Stock Price” means the closing price of the Company’s common stock on the New York Stock Exchange on July 1, 2007, or on the date of the Change in Control, whichever is higher.

8. You will receive the Payout in the form described above following certification of the calculation of the Performance Measures and the Payout by the Committee after the end of the Performance Period. The Committee may in its sole discretion reduce the Payout. The amount of your Payout is also subject to the payout limitations set forth in Section 5(c) of the Plan.

9. Your Award is subject to all terms, conditions and provisions of the Plan and this award notification. In the event of any conflict between the terms of the Plan and the Award, the Plan controls.

Please acknowledge receipt of this Award and indicate your agreement with its terms and the terms of the Plan by signing below and returning a copy to me as soon as possible.

Thomas A. Piraino, Jr.
Vice President, General Counsel And Secretary

Receipt Acknowledged and Agreed:

Date:

Exhibit A

to

2008-09-10 LONG TERM INCENTIVE (LTI) AWARD

UNDER PERFORMANCE BONUS PLAN

Peers

Caterpillar Inc.

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Cummins Inc.

Danaher Corporation

Deere & Company

Dover Corporation

Eaton Corporation

Emerson Electric Co.

Flowserve Corporation

Goodrich Corporation

Honeywell International Inc.

Illinois Tool Works Inc.

Ingersoll-Rand Company Limited

ITT Industries, Inc.

Johnson Controls, Inc.

Pall Corporation

Rockwell Automation, Inc.

SPX Corporation

Textron Inc.